EXHIBIT 99.1

Dime Community Bancshares, Inc. Authorizes New Stock Repurchase Program

HAUPPAUGE, N.Y., Aug. 26, 2021 (GLOBE NEWSWIRE) -- Dime Community Bancshares, Inc. (the “Company” or “Dime”) (NASDAQ: DCOM), the parent company of Dime Community Bank (the “Bank”), announced today that its Board of Directors approved a new stock repurchase program, which authorizes the purchase of up to 2,043,968 shares, or 5% of its currently outstanding common stock, upon completion of its existing previously authorized stock repurchase program (49,230 shares remain eligible for repurchase under the existing stock repurchase plan).

Any shares repurchased will be held as treasury stock and will be available for general corporate purposes.

Such repurchases will be made from time to time in the open market, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission and applicable federal securities laws. Such repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses of capital, the Company’s liquidity and capital requirements, and the Company’s financial performance.

The stock repurchase program may be suspended, terminated or modified at any time for any reason. These factors may also affect the timing and amount of share repurchases. The stock repurchase program does not obligate the Company to purchase any particular number of shares, and there is no guarantee as to the exact number of shares to be repurchased by the Company.

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with over $12.7 billion in assets and the number one deposit market share among community banks on Greater Long Island (1).

Dime Community Bancshares, Inc.
Investor Relations Contact:
Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
Phone: 718-782-6200; Ext. 5909
Email: avinash.reddy@dime.com

 ¹ Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks with less than $20 billion in assets.